Exhibit 10.1
EQUITY ACCELERATION AGREEMENT
This Equity Acceleration Agreement (“Agreement”) is entered into as of July 24, 2025 (“Effective Date”) by and between Doug Chambers (“Associate”) and United States Cellular Corporation (the “Company”) (together, the “Parties”).
RECITALS
WHEREAS, the Company has adopted and maintains the United States Cellular Corporation Long-Term Incentive Plan (the “Plan”), under which the Company has granted to Associate the award(s) set forth on Exhibit A to this Agreement (the “Awards”).
WHEREAS, the Company has entered into a Securities Purchase Agreement, dated as of May 24, 2024, by and among the Company, Telephone and Data Systems, Inc. (“TDS”), USCC Wireless Holdings, LLC (“USCC Wireless”), and T-Mobile US, Inc. (“Buyer”), pursuant to which the Company intends to sell to Buyer its wireless operations and select spectrum assets (the date on which such sale closes, the “Closing Date,” and the closing of such acquisition, the “Change in Control”);
WHEREAS, the Company recognizes the work Associate performs, and in anticipation of this continuing need after the Closing Date, wishes to reward Associate with accelerated vesting of the Awards effective as of the Closing Date, but subject to repayment if Associate voluntarily leaves employment with the Company or one of its affiliates (collectively, the “Company Group”) prior to January 1, 2026 (or such earlier date specified by the Company as the date of Associate’s employment termination) (“Retention Period”) for a reason other than “Good Reason” (as defined in the Plan), or if Associate fails to satisfactorily meet performance expectations through the end of the Retention Period, such continued employment and satisfactory performance both of which are required in order to retain the benefits of the Acceleration (as defined below) (the requirements set forth in this paragraph, the “Retention Conditions”); and
WHEREAS, the Parties acknowledge and agree that this Agreement does not constitute a contract of employment or a guarantee of employment or any term or condition of employment, including compensation, and Associate continues to be employed on an at-will basis. As such, Associate’s employment with the Company Group may be terminated by Associate or any member of the Company Group that employs Associate at any time for any reason, without prior notice or warning.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties acknowledge and agree as follows:
TERMS
1.Recitals. The Parties acknowledge and agree that the foregoing recitals are an integral part of this Agreement and incorporated herein by reference.
2.Equity Award Acceleration. Provided Associate signs, dates and returns this Agreement to the Company, and subject to the approval of the Company’s Board of Directors or its Long-Term Incentive Compensation Committee and the continued employment of Associate through the Closing Date, effective immediately following the later of the Change in Control and the Effective Date (such later date, the “Acceleration Date” and the treatment described in this Section 2, the “Acceleration”), all Awards shall fully vest, and shall be settled within 60 days following such Acceleration Date (in the case of outstanding Performance Awards granted in 2025, if any, based on deemed 100% achievement of target performance).
3.Repayment. Associate acknowledges and agrees that the Acceleration is an advance of unearned compensation that will not be earned by Associate unless Associate satisfies all of the Retention Conditions. Therefore, Associate agrees that if Associate fails to satisfy all of the Retention Conditions through the conclusion of the Retention Period, Associate shall pay the Company, within five business days of receipt by Associate of a written demand therefor, an amount in cash equal to (x) the number of shares of Common Stock (as defined in the Plan) subject to the portions of the Awards that vested on account of the Acceleration, multiplied by (y) the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Acceleration Date (the “Repayment Amount”).

Associate acknowledges and agrees that the Awards, by encouraging stock ownership and thereby increasing an employee’s proprietary interest in the Company Group’s success, are intended as incentives to participating employees to remain in the employ of the Company Group. Associate acknowledges and agrees that this Section 3 is therefore fair and reasonable, and not a penalty. To satisfy Associate’s repayment obligation, Associate authorizes any applicable member of the Company Group to deduct from Associate’s last paycheck (or any other compensation payable to Associate) up to and including the entire Repayment Amount, unless otherwise prohibited by state law. Associate agrees to execute any documents at the time of setoff required by any member of the Company Group in order to effectuate such setoff. This right of setoff shall not be an exclusive remedy (i.e., the Company shall be entitled to any other remedy permitted under applicable law) and the Company Group’s election not to exercise this right of setoff with respect to any amount payable to Associate shall not constitute a waiver of this right of setoff with respect to any other amount payable to Associate or any other remedy. Associate further acknowledges and agrees that it will be his/her/their responsibility to address payment of any remaining indebtedness for the Repayment Amount with Human Resources. Should Associate fail to repay the entire gross Repayment Amount, the Company Group will seek any and all remedies available by law and Associate agrees that the Company Group will be entitled to reimbursement from Associate of all expenses, including attorneys’ fees, incurred by the Company Group as a result of any collection efforts.
4.Choice of Law and Severance of Agreement Provisions. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws. Associate agrees that any action or proceeding in connection with any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, shall be brought exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceeding, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Associate at Associate’s last known address on file with the Company. Associate hereby irrevocably waives any right to trial by jury in any legal proceeding arising out of or related to this Agreement. The Parties agree that in the event that any part of the Agreement shall be declared invalid, it shall not affect the validity of any of the remaining terms or provisions of the Agreement. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
5.Assignment of this Agreement. This Agreement may not be assigned, or any rights or obligations hereunder delegated, in whole or in part, by Associate without the prior written consent of the Company. The Company may assign this Agreement to another employing entity within the TDS family of companies, which entity will then be considered the Company for purposes of this Agreement, upon written notice to Associate.
6.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

WHEREFORE, Associate hereby affirms and acknowledges that Associate has read the foregoing and is aware of Associate’s right to consult an attorney before signing the Agreement and has either consulted an attorney or elected not to exercise such right. Associate further affirms that Associate understands the meaning of the terms of this Agreement and their effect, and that Associate agrees that the provisions set forth in the Agreement are written in language that Associate understands. Associate represents that Associate has not relied on any representations or commitments other than as expressly set forth herein and enters into this Agreement freely and voluntarily with full knowledge of its implications.

THE COMPANY		ASSOCIATE
By:	/s/ Kevin R. Lowell	/s/ Douglas W. Chambers
Its Authorized Representative
Date:	July 24, 2025	Date:	July 24, 2025

Exhibit A

Awards

Grant Name	Grant Date	Outstanding Unvested
USCC - 3-3-2025 - LTI - PSU	03-Mar-2025	11,484
USCC - 3-3-2025 - LTI - RSU	03-Mar-2025	11,484
USCC - 3-4-2024 - LTI - PSU	04-Mar-2024	25,088
USCC - 3-4-2024 - LTI - PSU - Discretionary Payout	04-Mar-2024	5,137
USCC - 3-4-2024 - LTI - RSU	04-Mar-2024	13,812
USCC - 4-3-2023 - LTI - PSU	03-Apr-2023	41,132
USCC - 4-3-2023 - LTI - RSU	03-Apr-2023	11,522